EXHIBIT 99.h.1.a

                                    EXHIBIT B
                                 ABERDEEN FUNDS
                          Fund Administration Agreement

                                  Fee Schedule*



Fees

The Trust shall pay fees to the Administrator, as set forth in the schedule directly below, for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of the Trust's average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and in providing services to the Trust. All fees and expenses shall be paid by the Trust to the Administrator on behalf of the Administrator.



                                              Aggregate Fee as a
         Trust Asset Level                Percentage of Net Assets
         -----------------                ------------------------
         First $500 million                         0.045%
         Over $500 million to $2 billion            0.03%
         Over $2 billion                            0.015%

The asset-based fees are subject to an annual minimum fee equal to the number of Funds multiplied by $25,000.



Funds of the Trust

Aberdeen U.S. Equity Fund
Aberdeen Select Worldwide Fund
Aberdeen China Opportunities Fund
Aberdeen Developing Markets Fund
Aberdeen International Equity Fund
Aberdeen Equity Long-Short Fund
Aberdeen Global Financial Services Fund
Aberdeen Health Sciences Fund
Aberdeen Natural Resources Fund
Aberdeen Technology and Communications Fund
Aberdeen Global Utilities Fund
Aberdeen Optimal Allocations Fund: Growth
Aberdeen Optimal Allocations Fund: Moderate Growth
Aberdeen Optimal Allocations Fund: Moderate

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Aberdeen Optimal Allocations Fund: Defensive
Aberdeen Optimal Allocations Fund: Specialty
Aberdeen Small Cap Fund
Aberdeen Tax-Free Income Fund
Aberdeen Core Income Fund
Aberdeen Core Plus Income Fund
Aberdeen Asia Bond Institutional Fund
Aberdeen Global Fixed Income Fund
Aberdeen Global Small Cap Fund
Aberdeen International Equity Institutional Fund
Aberdeen Emerging Markets Institutional Fund

* As most recently approved at the June 9, 2009 Board Meeting.